Exhibit 2

Execution Copy

DATED THIS 29th DAY OF SEPTEMBER 2005

BETWEEN

KINGSVILLE CAPITAL LIMITED

(the “Vendor”)

AND

VANTAGE CORPORATION LIMITED

(the “Purchaser”)

SALE AND PURCHASE AGREEMENT

 (incorporated with limited liability)

9 RAFFLES PLACE, #32-00

REPUBLIC PLAZA

SINGAPORE 048619

TELEPHONE:  (65) 6389-3000

FACSIMILE:  (65) 6389-3099

www.stamfordlaw.com.sg

Execution Copy

CONTENTS

CLAUSE	HEADING

1.	INTERPRETATION
2.	SALE AND PURCHASE
3.	CONSIDERATION
4.	CONDITIONS PRECEDENT
5.	CONVERSION AND CONDITIONS PRECEDENT
6.	REPAYMENT OF CONVERTIBLE LOAN
7.	COMPLETION
8.	WARRANTIES
9.	INDEMNITIES
10.	WAIVER
11.	RESTRICTION ON ANNOUNCEMENTS
12.	CONTINUING EFFECT OF AGREEMENT
13.	ENTIRE AGREEMENT
14.	TIME OF THE ESSENCE
15.	FURTHER ASSURANCE
16.	PARTIAL INVALIDITY
17.	COSTS AND STAMP DUTY
18.	NOTICES
19.	RIGHTS OF THIRD PARTIES
20.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
21.	COUNTERPARTS

THIS AGREEMENT is made on the 29th day of September 2005.

BETWEEN:

(1)

KINGSVILLE CAPITAL LIMITED (Company Registration Number 643566), a company incorporated in the British Virgin Islands and having its registered office at Nerine Chambers, P.O. Box 905, Road Town, Tortola, British Virgin Islands (the “Vendor”); and

(2)

VANTAGE CORPORATION LIMITED (Company Registration Number 192700053G), a company incorporated in Singapore and having its registered office at 80 Raffles Place, #29-20 UOB Plaza 2, Singapore 048624 (the “Purchaser”).

WHEREAS:

(A)

Pacific Internet Limited (Company Registration Number 199502086C) (“PacNet”) is a public company incorporated in Singapore, with its registered office at 89 Science Park Drive, #02-05/06 The Rutherford, Singapore 118261 and which is listed on the United States National Association of Securities Dealers Automated Quotations.

(B)	As at 31 August 2005, PacNet has a total issued and paid up share capital of S$26,755,084 divided into 13,377,542 shares of S$2.00 each.

(C)

As at the date hereof, the Vendor is the legal and beneficial owner of 3,829,373 shares of S$2.00 each in the capital of PacNet, representing approximately 28.6% of the issued share capital of PacNet (the “Sale Shares”).

(D)	The Vendor has offered to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, the Sale Shares on the terms and subject to the conditions contained in this Agreement.

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

	“Business Day”	means any day on which commercial banks are open for business in Singapore (other than Saturdays, Sundays and days which are gazetted in Singapore as public holidays);

	“Deed Poll”	means the deed poll to be executed by the Purchaser in a form to be agreed between the Purchaser and the Vendor;

	“Completion”	means completion of the sale and purchase of the Sale Shares as specified in Clause 7;

“Completion Date”	means the date on which Completion takes place pursuant to Clause 7;

“Consideration”	has the meaning ascribed to it in Clause 3.1;

“Conversion Shares”	has the meaning ascribed to it in Clause 5.1;

“Convertible Loan”	has the meaning ascribed to it in Clause 3.1.2;

“Convertible Loan Agreement”	means the convertible loan agreement to be entered into between the Vendor and the Purchaser in such form as is mutually agreed between the Parties;

“Damages”

means any and all losses, claims, causes of action, damages, and liabilities of any kind or nature whatsoever, including but not limited to, shortages, obligations, liabilities, payments, judgments, suits, litigation, proceedings, equitable relief granted, consents, agreed orders, settlements, awards, demands, offsets, defences, counterclaims, actions or proceedings, assessments, deficiencies, fines, penalties, assessments, costs, fees, disbursements, including without limitation, fees, disbursements and expenses of attorneys (including fees, disbursements and expenses of attorneys incurred in connection with the cost of defence of any claims or causes of action on a solicitor-client basis), accountants and other professional advisors and of expert witnesses and costs of investigation and preparation and costs of court of any kind or nature whatsoever, interest and penalties. Damages shall not include diminution in value, indirect, consequential, special or punitive damages, loss of profits or loss of reputational goodwill;

“Deposit”	means the sum of United States Dollars One Million Only (US$1,000,000) to be placed with Kingsville by the Purchaser on the terms and in the manner described under Clause 3.4;

“Encumbrances”

means any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal and any other encumbrance or condition whatsoever other than those prescribed in the Articles of Association of PacNet;

“Notice of Conversion”	has the meaning ascribed to it in Clause 5.2.2;

“Parties”	shall collectively mean the Purchaser, the Vendor and their respective permitted assigns and successors, and “Party” shall mean any one of them;

“Securities Account”	means the securities account maintained by a depositor with The Central Depository (Pte) Limited but does not include a securities sub-account;

	“SGX-ST”	means the Singapore Exchange Securities Trading Limited;

“Shareholders”

means registered holder of Shares, except where the registered holder is The Central Depository (Pte) Limited, the term “Shareholders” shall, in relation to such Shares mean the depositors whose Securities Accounts are credited with Shares;

	“Shares”	means the ordinary shares of S$0.24 each in the capital of the Purchaser;

	“S$”	means the lawful currency of the Republic of Singapore;

	“Terminal Date”	has the meaning ascribed to it in Clause 6.1;

	“US$”	means the lawful currency of the United States of America;

	“Warranties”	means the representations, warranties and undertakings of the respective Parties set out in Clause 8 and each shall be referred to as a “Warranty”;

	“Warrants”	has the meaning ascribed to it in Clause 3.1.3;

	“Warrants Subscription Agreement”	means the warrants subscription agreement to be entered into between the Vendor and the Purchaser in such form as is mutually agreed between the Parties; and

	“%” or “percent”	means Per centum or percentage.

1.2	References to any statute shall be construed as references to such statute as amended or re-enacted or modified (whether before or after the date of this Agreement) from time to time.

1.3

References herein to Clauses, Schedules and Appendices are to clauses in and schedules and appendices to this Agreement. The Schedules and Appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5

Words importing the singular shall include the plural and vice versa, words importing a specific gender shall include the other genders (male, female or neuter); and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used in this Agreement in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.6	Where an act is required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified.

2.	SALE AND PURCHASE

Subject to the terms and conditions of this Agreement, the Vendor shall on completion sell to the Purchaser, and the Purchaser shall on Completion purchase from the Vendor, the Sale Shares free from any and all Encumbrances together with all rights, dividends, entitlements and advantages attaching thereto from the date of this Agreement.

3.	CONSIDERATION

3.1	The Consideration for the sale and purchase of the Sale Shares shall be fully satisfied in the following manner:

	3.1.1	the payment of United States Dollars Nineteen Million Five Hundred Thousand Only (US$19,500,000) in cash at Completion by the Purchaser to the Vendor in accordance with Clause 4;

3.1.2

a deferred payment of the sum of United States Dollars Eleven Million Only (US$11,000,000), to be structured by way of a convertible loan for the same amount, payable by the Purchaser to the Vendor at seven percent (7%) interest per annum, convertible at par of S$0.24 per share in the Purchaser, at the times and in the manner provided in Clauses 5 and 6 of this Agreement (the “Convertible Loan”), such Convertible Loan to be attached with a set of Warrants more particularly described in Clause 3.1.3 below; and

3.1.3

the issue of up to 20,000,000 warrants to the Vendor or its nominee(s), exercisable within five (5) years from the date of such issue at a strike price of S$0.29 per Warrant for each new share subscribed in the Purchaser (the “Warrants”, and each shall be referred to as a “Warrant”).

3.2	The Convertible Loan shall be granted on Completion in accordance with the terms and conditions of the Convertible Loan Agreement to be executed between the Vendor and the Purchaser.

3.3

The Warrants shall be issued on Completion in accordance with the terms and conditions of the Deed Poll to be executed by the Purchaser and the Warrants Subscription Agreement to be executed between the Vendor and the Purchaser.

3.4

The Purchaser shall be required to place a non-refundable deposit of United States Dollars One Million Only (US$1 million) with the Vendor on such terms as may be acceptable to the Vendor (the “Deposit”). If Completion does not take place in accordance with the terms of this Agreement, the Deposit shall be forfeited except where Completion did not take place due to the following events:

3.4.1

if at an extraordinary general meeting of the Purchaser convened to consider the transactions contemplated in this Agreement, the Shareholders do not approve of the Purchaser’s entry into this Agreement and/or the transactions contemplated under this Agreement; and/or

	3.4.2	if the Infocomm Development Authority of Singapore’s (the “IDA”) approval for the proposed transactions under this Agreement is not obtained; and

	3.4.3	through any fault or default of the Vendor in compliance with the terms of this Agreement.

Upon Completion, the Deposit shall be offset against the cash component of United States Dollars Nineteen Million Five Hundred Thousand Only (US$19,500,000) payable by the Purchaser as part of the Consideration payable for the Sale Shares.

3.5	For the purposes of converting the Convertible Loan into Conversion Shares, the exchange rate for conversion of US$ into S$ shall be fixed at US$1.00 to S$1.695.

4.	CONDITIONS PRECEDENT

4.1		Completion of this Agreement shall be subject to the fulfillment of all the following conditions hereinafter provided in this Clause 4.1 on or prior to the Completion Date:

	4.1.1	the approval of the Shareholders obtained at an extraordinary general meeting for:

(a) the Purchaser’s entry into this Agreement and the transactions contemplated hereunder;

(b) the Purchaser’s entry into the Convertible Loan Agreement and the issuance of the new Shares in the event of the exercise of the right of conversion pursuant thereto;

(c) the Purchasers execution of the Deed Poll and thereupon the creation and issue of the Warrants to the Vendor and/or its nominee(s); and

(d) the Purchaser’s entry into the Warrants Subscription Agreement and the issue of corresponding new Shares upon the exercise of the Warrants pursuant thereto;

4.1.2

the approval in-principle of the SGX-ST for the creation and issuance of the Warrants, the issuance of new Shares from the exercise of the right of conversion under the Convertible Loan Agreement and the issuance of new Shares from the exercise of the Warrants in accordance with the terms of the Deed Poll and the Warrants Subscription Agreement;

4.1.3

the approval of the IDA being obtained for the proposed transactions under this Agreement, and the conditions imposed by the IDA in connection thereto being acceptable to the Party upon whom any such condition is imposed;

	4.1.4	the Vendor having obtained and maintained board control of PacNet; and

4.1.5

the warranties and representations given by the Parties in Clauses 8.1, 8.2 and 8.3 remaining true and accurate in any respect as at the Completion Date, as if repeated at the Completion Date, and at all times between the date of this Agreement and the Completion Date.

4.2	Except for Clauses 4.1.1, 4.2.2 and 4.1.3, the Purchaser has the right to waive any of the conditions set out in Clause 4.1 at any time by notice in writing to the Vendor.

4.3

If the conditions set out in Clause 4.1 above shall not have been fulfilled within ninety (90) days (the “Initial Period”) (or such longer period as the Purchaser and the Vendor may from time to time mutually agree from the date of this Agreement), then the provisions of this Agreement shall (other than this Clause) from such date ipso facto cease and determine and none of the Parties shall have any claim against the other for any costs, damages, compensation or otherwise save in respect of any antecedent breach of this Agreement.

4.4

In the event that the Initial Period is extended beyond 31 December 2005 (the “Subsequent Period”) and all the conditions under Clause 4.1 are not fulfilled prior to or on 31 December 2005, an amount representing one per cent (1%) of the total consideration amount for the Sales Shares of United States Dollars Thirty Million and Five Hundred Thousand Only (US$30,500,000) (the “Compensation Amount”) shall be payable to the Vendor on a pro-rata basis for each month throughout the Subsequent Period. For the avoidance of doubt, the Compensation Amount shall accrue for the period commencing from 1 January 2006 to the expiry of the Subsequent Period.

4.5

If the conditions set out in Clause 4.1 above shall not have been fulfilled by the Subsequent Period, then the provisions of this Agreement shall (other than this Clause) from such date ipso facto cease and determine and none of the Parties shall have any claim against the other for any costs, damages, compensation or otherwise save in respect of any antecedent breach of this Agreement.

5.	CONVERSION AND CONDITIONS PRECEDENT

5.1

The Vendor may elect, at any time during the tenure of the Convertible Loan as set out in Clause 6.1, to convert the entire outstanding principal amount of the Convertible Loan into new Shares (the “Conversion Shares”) at an issue price of Singapore Cents Twenty Four Only (S$0.24) per new Share.

5.2	For the avoidance of doubt:

	5.2.1	the Vendor may only exercise such right of conversion once and shall fully convert the Convertible Loan into Conversion Shares; and

5.2.2

the Convertible Loan shall be deemed fully repaid upon conversion into Conversion Shares. Conversion shall take place on the third Business Day after notice of conversion has been given in writing by the Vendor to the Purchaser (“Notice of Conversion”), whereupon the Purchaser shall as soon as practicable and having fulfilled the conditions under Clause 5.3, issue and deliver to the Vendor the share certificates in respect of the relevant number of Conversion Shares.

5.3	The conversion of the Convertible Loan into Conversion Shares shall be conditional upon the following:

5.3.1

the Purchaser having obtained approval in-principle from SGX-ST for the listing and quotation of the Conversion Shares on the Official List of the SGX-ST, such approval in-principal not being revoked or amended; and

5.3.2

the issue and subscription of the Conversion Shares not being prohibited by any statute, order, rule or regulation promulgated after the date of this Agreement by any legislative, executive or regulatory body or authority of Singapore which is applicable to the Purchaser.

5.4

If the conditions set out in Clause 5.3 above shall not have been fulfilled within twenty-one (21) days (or such longer period as the Purchaser and the Vendor may from time to time mutually agree) from the date of the Purchaser receiving the Notice of Conversion, then the provisions under Clauses 5.1 and 5.2 of this Agreement shall from such date ipso facto cease and determine and the Conversion Loan shall become repayable in the manner provided in Clause 6.1 of this Agreement. For the avoidance of doubt, none of the Parties shall have any claim against the other for any costs, damages, compensation or otherwise for non-conversion of the Convertible Loan into Conversion Shares due to non-fulfillment of any of the conditions under Clause 5.3.

5.5

Notwithstanding Clause 5.1 above, the Purchaser may elect, at any time during the tenure of the Convertible Loan as set out in Clause 6.1 but not earlier than six (6) calendar months from the Completion Date, repay the outstanding principal amount of the Convertible Loan in accordance with the terms of repayment set out under Clause 6.2 below.

6.	REPAYMENT OF CONVERTIBLE LOAN

6.1

Except where the Convertible Loan has been fully converted into Conversion Shares pursuant to Clause 5 above, the Purchaser shall repay the Convertible Loan in the manner provided in Clause 6.2 at the close of business in Singapore on the date (the “Terminal Date”) falling three (3) calendar years after the date on which the Convertible Loan is advanced in accordance with this Agreement, provided that where the Terminal Date is not a Business Day, the Purchaser shall repay the Convertible Loan on the preceding Business Day falling immediately before the Terminal Date. However, the Vendor shall in its absolute discretion have the option of extending the Terminal Date to a date mutually agreed between the Parties after the date on which the Convertible Loan is advanced in accordance with this Agreement.

6.2

The Purchaser shall repay the Convertible Loan by making payment of United States Dollars Eleven Million Only (US$11,000,000) to the account of the Vendor (both with interest from the date of the issue of the Convertible Loan up to the date of repayment at a rate of seven per cent (7%) per annum payable in accordance with the terms of the Convertible Loan Agreement); provided always that no interest shall be chargeable if the Convertible Loan is converted into Conversion Shares pursuant to Clause 5 above.

7.	COMPLETION

7.1

Completion of the sale and purchase of the Sale Shares shall take place on the date falling five (5) Business Days after the date on which all the conditions set out in Clause 4.1 are fulfilled (or where they are not fulfilled, waived) at the offices of the Purchaser, or at such other time and place as the Parties may agree in writing.

7.2	At Completion, the Vendor shall deliver to the Purchaser:

	7.2.1	certified true copies of the resolutions passed by the board of directors of the Vendor authorizing and approving:

(a) the transfer of the Sale Shares to the Purchaser or its nominees;

(b) the issue of new share certificates (if applicable) in respect of the Sale Shares in favour of the Purchaser or its nominees;

(c) he entry of the name of the Purchaser or its nominees as holder of the Sale Shares in the register of members of PacNet; and

(d) the appointment as directors of PacNet, the persons nominated by the Purchaser as notified to the Vendor in writing each with effect from the Completion Date.

	7.2.2	valid share trasfer forms in respect of the Sale Shares, duly executed by the Vendor in favour of the Purchaser or its nominees; and

	7.2.3	such waivers or consents as may be necessary to enable the Purchaser or its nominees to be registered as holder of any and all of the Sale Shares.

7.3	At Completion, in exchange for the delivery by the Vendor of all the items set out in Clause 7.2 above, the Purchaser shall:

7.3.1

pay to the Vendor part of the Consideration represented by the payment of cash of United States Dollars Nineteen Million Five Hundred Thousand Only (US$19,500,000) less the Deposit by way of either a cheque, cashier’s order or bank draft drawn on a licensed bank in Singapore and made in favour of the Vendor;

	7.3.2	deliver to the Vendor, the Convertible Loan Agreement executed by the Purchaser in counterpart;

	7.3.3	deliver to the Vendor, the Deed Poll executed by the Purchaser; and

7.3.4

deliver to the Vendor, the Warrants Subscription Agreement executed by the Purchaser in counterpart and the relevant Warrants certificate recording the number of Warrants issued in favour of the Vendor or to such persons as the Vendor may direct in writing.

7.4

If any or all of the documents required to be delivered by any Party is not for any reason fully complied with in any respect at Completion, the Party not in default shall be entitled to  (in addition and without prejudice to all other rights or remedies available to it, including the right to claim damages):

	7.4.1	rescind this Agreement; or

7.4.2

proceed with Completion so far as practicable (without prejudice to its rights to claim damages from the defaulting Party for its failure to comply with any of the conditions in Clauses 7.2 and 7.3 or any of its rights under this Agreement); or

	7.4.3	defer Completion to a date not more than twenty-eight (28) days after the Completion Date, in which case the provisions of this Clause 7 shall apply to Completion as so deferred.

8.	WARRANTIES

8.1	Each Party hereby represents and warrants to the other Party as at the date of this Agreement and on Completion Date that:

8.1.1

it is duly incorporated and validly exisiting under the laws of the jurisdiction in which it is incorporated and has full power and authority, and has taken all action necessary to execute and deliver this Agreement, and to consummate the transactions contemplated thereby;

8.1.2

this Agreement and all such other agreements and obligations that may be entered into and undertaken by it in connection with the transactions contemplated hereby constitute valid and legally binding obligations upon it and enforceable against it in accordance with the respective terms of such agreements or obligations, and that the execution and delivery of, and its performance of its obligations under this Agreement shall not:

(a) infringe or constitute any default under any instrument, contract, agreement or other document to which it is a party, or by which its assets are bound; or

(b)

result in any breach of any law, rule, regulation, ordinance, order, judgement or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including any relevant stock exchange or securities council) to which it is a party  or by which it or its respective assets are bound, whether in Singapore or elsewhere;

	8.1.3	to the best of the knowledge, information and belief of each of the Vendor and the Purchaser, having made due and careful inquiries with regards to itself only;

(a)

no steps have been taken or are contemplated by it or any third party, and no circumstances exist, which may at any time hereafter lead to a result which causes any of the warranties and representations contained in Clauses 8.1.1 and 8.1.2 to be no longer true or accurate; and

(b) no event or circumstance analogous to any of those referred to in Clause 8.1.3 has occurred, is subsisting or is being contemplated in any jurisdiction other than Singapore.

8.2	The Vendor represents and warrants to the Purchaser that:

	8.2.1	it is as at the date hereof and will on Completion Date be the legal and beneficial owner of the Sale Shares; and

8.2.2

it is and will on Completion Date be entitled to sell and transfer or procure the transfer of the Sale Shares to the Purchaser free from any and all Encumbrances together with all rights, dividends, entitlements and advantages now and hereafter attaching thereto.

8.3

Each of the Vendor and the Purchaser further warrants and undertakes to each other (with the intent that the provisions of this Clause 8 shall continue to have full force and effect notwithstanding Completion) that all Warranties contained herein will be fulfilled down to and will be true and correct in all respects at Completion as if they had been entered into afresh at Completion.

8.4

The Warranties shall be separate and independent and save as expressly provided, shall not be limited by reference to any other Clause or anything in this Agreement. If any Warranty shall be held to be illegal or unenforceable, in whole or in part, by any relevant governing authority, such Warranty shall to that extent be deemed not to form part of the Warranties and shall not affect the legality or enforceability of the same, whether in whole or in part.

8.5	Each of the Vendor and the Purchaser acknowledges that the other Party has entered into this Agreement in full reliance upon and on the basis of each of the Warranties contained herein.

8.6

If prior to Completion, any event shall occur which results or may result in any of the Warranties being unfulfilled, untrue or incorrect in any respect as at Completion, each of the Vendor and the Purchaser, upon becoming aware of the same, shall immediately notify the other Party in writing thereof prior to Completion and the Party giving such notice shall make all such investigations and do all such acts concerning the event or matter which the other Party may require.

8.7

Neither Party shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given.

8.8

Each Party acknowledges to the other Party that it has not relied on or been induced by any other representations or warranties made by the other Party or any of its agents or representatives to enter into this Agreement save for the Warranties expressly set forth herein.

9.	INDEMNITIES

Each Party shall indemnify and hold the other Party and its directors, officers, employees, agents, successors and assigns (collectively, in such capacity as the parties to be indemnified under this Agreement, the “Indemnified Parties”) harmless from and against any liability, claim, cost, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements on a full indemnity basis), or judgements which they (or any of them) may incur or suffer as a result of the first mentioned Party’s breach of any of its Warranties or its failure to duly and punctually perform any covenant, agreement or undertaking on its party under this Agreement.

10.	WAIVER

Save as otherwise provided in this Agreement, no failure to exercise, nor any delay in exercising on the part of any of the Parties any right or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof of the exercise of any other right or remedy.

11.	RESTRICTION ON ANNOUNCEMENTS

Save as may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange), each Party undertakes that prior to Completion it will not make any announcement in connection with this Agreement unless the other Party shall have given its written consent to such announcement (which consent not to be unreasonably withheld).

12.	CONTINUING EFFECT OF AGREEMENT

12.1

All provisions of this Agreement (including the Warranties), insofar as they have not been fully performed at Completion, shall not in any respect be extinguished or affected by Completion or by any other event or matter wahtsoever and shall continue in full force and effect.

12.2

This Agreement shall be binding on and shall enure for the benefit of the Parties and their respective successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

13.	ENTIRE AGREEMENT

This Agreement and the documents referred to herein constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, correspondence or understanding, express or implied, oral or written.  The Parties agree that no modification, variation or amendment shall be made to this Agreement unless otherwise agreed to by the Paries in writing.

14.	TIME OF THE ESSENCE

Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

15.	FURTHER ASSURANCE

Each Party shall at its own cost execute and deliver all such instruments and other documents and take all such actions as the other Party may from time to time request in order to give full effect to the purposes of this Agreement.

16.	PARTIAL INVALIDITY

In any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, by any relevant governing authority such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

17.	COSTS AND STAMP DUTY

17.1

Subject to Clause 4.3, 4.5 and 17.2 herein, each Party shall bear its own legal and other costs and expenses incurred in relation to or in connection with the negotiation, preparation and execution of this Agreement and the sale and purchase hereby agreed to be made, provided that if any Party shall lawfully exercise any right hereby conferred to rescind this Agreement before Completion the other Party shall indemnify the first-mentioned Party against expenses and costs (including legal, accounting and other costs and expenses) incurred in the preparation of this Agreement.

17.2	The Purchaser shall bear all stamp duty (if any) payable in connection with the transfer of the Sale Shares from the Vendor to the Purchaser.

18.	NOTICES

18.1

All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by fax addressed to the intended recipient thereof at its address, or fax number, and marked for the attention of such person (if any), set out under its name (or to such other address or fax number as a Party may from time to time notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally) immediately or (if made by fax) upon receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s fax number or such other similar medium of receipt or (if sent by post) three (3) Business Days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing the same was duly addressed, stamped and posted or that the transmission report indicates that the notice or communication has been sent in full to the recipient’s fax number.  A notice given in accordance with this Clause 18.1 but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be duly served on the next Business Day in that place.

18.2	The address and facsimile number of each pary for all notices under or in connection with this Agreement are:

To the Vendor	:	KINGSVILLE CAPITAL LIMITED
Address	:	20 Cecil Street, #26-07 Equity Plaza,
Singapore 049705
Fascimile No	:	65 6535 3440
Attention	:	Mr. Tan Bien Kiat

To the Purchaser	:	VANTAGE CORPORATION LIMITED
Address	:	80 Raffles Place, #29-20, UOB Plaza 2,
Singapore 048624
Fascimile No	:	(65) 6533 0011
Attention	:	Mr Stephen Leow Liang Chuang

or any other address or facsimile number notified by that Party for this purpose to the other party by not less than five (5) Business Days’ notice.

19.	RIGHTS OF THIRD PARTIES

Unless otherwise expressly provided herein, the Contracts (Rights of Third Parties) Act (Chapter 53B) shall not apply to this Agreement and no person who is not a party hereto shall have or acquire any right to enforce any term pursuant to the Act.

20.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

20.1	This Agreement shall be governed by, and shall be construed in accordance with Singapore law.

20.2

Each Party hereto irrevocably agrees for the benefit of the other Party that the courts of Singapore Shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (the “Proceedings”) shall be brought in those courts and for this purpose, each Party irrevocably submits to the jurisdiction of such courts.

20.3

Each Party hereto irrevocably waives any objection which it may at any time have to any Proceedings being commenced in the Singapore courts and any claim that any such court is not a convenient or appropriate forum.

20.4

Any process in any Proceedings anywhere may be served on any Party by being delivered to or left for that Party at its address for service of notices under Clause 18.  Nothing shall affect the serving of process in any other manner permitted by law.

21.	COUNTERPARTS

This agreement may be signed in any number of counterparts, all of which taken together shall constitute on and the same instrument.  Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by fax and shall be as valid and effectual as if executed as an original.

IN WITINESS WHEREOF this Agreement has been executed under the hands of the duly authorised representatives of the Parties on the day and year first above written.

Vendor

Signed by Lai Seng Kwoon			)
)
for and on behalf of			)
KINGSVILLE CAPITAL LIMITED			)

In the presence of:

Name	:	Tho Yen Chin
NRIC No.	:	S7928635D
Designation	:

Purchaser

Signed by Charles Lim			)
)
for and on behalf of			)
VANTAGE CORPORATION LIMITED			)

In the presence of:

Name	:	Tho Yen Chin
NRIC No.	:	S7928635D
Designation	: